Exhibit 23


     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-21287) pertaining to the 1996 Stock Incentive Plan of International Telecommunication Data Systems, Inc. and in the Registration Statement (Form S-8 No. 333-21283) pertaining to the 1996 Employee Stock Purchase Plan of International Telecommunication Data Systems, Inc. of our report dated February 10, 1998, except for information describing the 3 for 2 stock split in Note 1 and Note 3, as to which the date is February 23, 1998, with respect to the financial statements of International Telecommunication Data Systems, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1997.



                                                     /s/ Ernst & Young LLP


Stamford, Connecticut
March 6, 1998